February 20, 1996



Merrill Lynch Ready Assets Trust
P.O. Box 9011
Princeton, New Jersey  08543-9011

Ladies and Gentlemen:

     This opinion is furnished in
connection with the notice (the
"Notice") to be filed by Merrill
Lynch Ready Assets Trust, a
Massachusetts business trust
(the "Fund"), with the Securities and
Exchange Commission pursuant to
Rule 24f-2 under the Investment
Company Act of 1940, as amended.
The Notice is being filed to make
definite the registration under the
Securities Act of 1933, as amended,
of 8,078,767,781 shares of beneficial
interest, par value $0.10 per share,
of the Fund (the "Shares") which
were sold during the Fund's fiscal
year ended December 31, 1995.

     As counsel for the Fund, we are
familiar with the proceedings taken
by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust of the Fund, the By-Laws of the Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are
of the opinion that the Shares were legally issued, fully paid and non-assessable, except that shareholders of the Fund may under certain circumstances be held personally liable for the Fund's obligations.

     In rendering this opinion, we have
relied as to matters of Massachusetts law upon an opinion of Bingham, Dana &
Gould, dated February 14, 1996, rendered to the Fund.

     We hereby consent to the filing of this
opinion with the Securities and Exchange
Commission as an attachment to the Notice.

 Very truly yours,